Warsaw, IN . . . December 15, 2004 . . . (NASDAQ:BMET)

BIOMET ANNOUNCES RECORD SECOND QUARTER RESULTS

Biomet, Inc. today reported record sales and earnings results for its second quarter ended November 30, 2004.  Net sales increased 18% to $456,674,000, while operating income increased 11% to $139,648,000 and increased 16%, as adjusted, to $147,050,000.  Net income increased 10% to $91,199,000 and increased 16%, as adjusted, to $96,030,000, while diluted earnings per share increased 13% to $0.36 and increased 19%, as adjusted, to $0.38.  The Company's reported results reflect the acquisition of Merck KGaA's interest in the Biomet Merck joint venture on March 19, 2004, as well as the acquisition of Interpore International, Inc. on June 18, 2004.  Adjusted results, which are non-GAAP measures, exclude acquisition costs, including inventory step-up and write off of in-process research and development.  A reconciliation to comparable GAAP measures is included in this press release.

At its meeting on December 10, 2004, the Board of Directors of Biomet increased the size of its board by one and immediately filled that opening with the appointment of Sandra A. Lamb to the Company's Board of Directors.  Ms. Lamb is currently serving as President and CEO of Lamb Advisors LLC, which provides strategic management consulting services to nonprofit organizations, and has over 35 years of Wall Street, corporate, and nonprofit experience addressing financially complex and critical strategic issues.  From 1983 through 2002, Ms. Lamb was managing director at the investment banking firm of Lazard Freres & Co. LLC where she held executive responsibility working with corporate clients on all aspects of buying and selling businesses and other financial advisory assignments. Prior to 1983, she was a portfolio manager at The MONY Group.  Dane A. Miller, Ph.D., Biomet's President and Chief Executive Officer noted, "We are confident that Ms. Lamb's strong background in finance will be an asset to Biomet's Board of Directors and are pleased that she has accepted this appointment."

Dr. Miller also stated, "We are pleased with Biomet's second quarter operating results which were led by strong growth in the Company's reconstructive, spinal hardware and orthobiologic product lines.  Continued market acceptance of recently introduced products and minimally-invasive knee instruments propelled the growth of the Company's reconstructive product lines during the second quarter.  In the important domestic market for reconstructive devices, Biomet's reconstructive products increased 22% during the second quarter.  Worldwide total hip, knee, extremity and dental reconstructive sales grew 9%, 25%, 18% and 17%, respectively, during the recently completed quarter.  Additionally, sales of the Company's spinal hardware and orthobiologic spinal products increased 124% worldwide during the second quarter as Biomet continues to broaden its line of spinal products and technologies through the recent acquisition of Interpore International, Inc."

Excluding the impact of foreign currency, which increased second quarter sales by $9.6 million, net sales increased 15% during the second quarter of fiscal year 2005.  United States and international sales, excluding the effects of foreign currency, increased 17% and 12%, respectively, during the second quarter.  Additionally, excluding the impact of the acquisition of Interpore International, Inc., United States and international sales increased 13% and 9%, respectively.

Reconstructive device sales increased 20% worldwide to $301,385,000 during the second quarter of fiscal year 2005.  On a constant currency basis, worldwide reconstructive device sales increased 16%.  Knee sales increased 25% worldwide during the second quarter and 30% in the United States.  Knee sales increased 22% worldwide, constant currency.  Biomet's industry-leading knee sales growth continues to be driven by new product introductions, in addition to the

Company's broad line of total knee systems and minimally-invasive, unicondylar knee systems.   Additionally, Biomet's Microplasty minimally-invasive and quad-sparing total knee instruments continue to receive excellent market acceptance.

During the second quarter, hip sales increased 9% worldwide and 6% in the United States.  Excluding the impact of foreign currency, hip sales increased 6% worldwide.  Biomet's M2a 38 metal-on-metal system and the Company's broad line of porous coated stems continue to lead hip sales growth.

Extremity sales increased 18% worldwide during the second quarter of fiscal year 2005 and 21% in the United States.  On a constant currency basis, extremity sales increased 15% worldwide.  Sales of dental reconstructive implants increased 17% worldwide and 16% in the United States during the second quarter.  Worldwide dental reconstructive implant sales increased 14%, constant currency.  Sales of bone cements and accessories increased 36% worldwide during the second quarter and 82% in the United States.  Excluding the effect of foreign currency, sales of bone cements and accessories increased 30% worldwide.

Fixation sales were flat at $60,328,000 during the second quarter of fiscal year 2005 and decreased 1% worldwide, constant currency.  Lorenz Surgical's craniomaxillofacial fixation sales increased 5% worldwide and 1% in the United States during the second quarter.  Worldwide craniomaxillofacial fixation sales increased 3%, constant currency.  Sales of electrical stimulation products decreased 4% worldwide and in the United States during the second quarter.  External fixation sales increased 3% worldwide during the second quarter and decreased 5% in the United States.  Excluding the impact of foreign currency, external fixation sales increased 2% worldwide.  Internal fixation sales decreased 2% worldwide and decreased 11% in the United States during the second quarter.  On a constant currency basis, worldwide internal fixation sales decreased 5% during the second quarter.

Spinal product sales increased 37% to $53,232,000 and increased 30% in the United States during the second quarter of fiscal year 2005.  Spinal sales increased 36% worldwide, constant currency.  Domestic sales of spinal implants and orthobiological products for the spine increased 124%, while domestic spinal stimulation sales decreased 8% during the second quarter.

Sales of Biomet's "other products" increased 15% to $41,729,000 and increased 10% in the United States during the second quarter of fiscal year 2005.  On a constant currency basis, "other product" sales increased 13% worldwide.  Arthroscopy sales increased 19% worldwide during the second quarter and increased 16% in the United States.  On a constant currency basis, arthroscopy sales increased 18% during the second quarter of fiscal year 2005.  Softgoods and bracing sales decreased 2% worldwide, in the United States and on a constant currency basis during the second quarter.

Dr. Miller concluded, "Biomet finished the quarter with strong momentum in the key reconstructive product categories.  Consequently, we remain comfortable with the range of analysts' sales and earnings estimates of $468 million to $487 million and $0.39 to $0.40 per share for the third quarter of fiscal year 2005."

Biomet, Inc and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy.  The Company's product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products.  Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate.  Some of the factors that could cause actual results to differ from those contained in forward-looking statements made in this press release include the success of the Company's principal product lines, the Company's ability to develop and market new products and technologies in a timely manner, government regulation, currency exchange rate fluctuations, reimbursements from third party payors, litigation, and other risk factors as set forth from time to time in the Company's filings with the SEC.  The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's objectives will be achieved.  The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

All of Biomet's financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.

All trademarks are owned by Biomet, Inc., or one of its subsidiaries.

BIOMET, INC. - - QUARTERLY RESULTS

FOR THE QUARTERS ENDED NOVEMBER 30
(in thousands, except per share data)

	Three Months Ended

	2004	Adjustments*	As Adjusted*	2003

Net Sales	$456,674		$456,674	$387,561
Cost of Sales	131,115	(7,402) ( a)	123,713	108,790
Gross Profit	325,559	7,402	332,961	278,771

S, G, & A	166,305		166,305	136,664
R & D	19,606	-	19,606	15,810
Operating Income	139,648	7,402	147,050	126,297

Other Income (Expense), Net	244	-	244	3,669
Income Before Taxes
And Minority Interest	139,892	7,402	147,294	129,966
Income Taxes	48,693	2,571 (c)	51,264	45,250
Income Before
Minority Interest	91,199	4,831	96,030	84,716
Minority Interest	-	-	-	2,024
Net Income	91,199	4,831	96,030	82,692

Earnings per Share
Basic	.36		.38	.32
Diluted	.36		.38	.32

Basic Shares Outstanding	252,944		252,944	255,797
Diluted Shares Outstanding	255,225		255,225	257,599

U.S. sales	$309,006			$264,702
Foreign sales	147,668			122,859

Reconstructive sales	$301,385			$ 252,083
Fixation sales	60,328			60,295
Spinal product sales	53,232			38,979
Other product sales	41,729			36,204

	Six Months Ended

	2004	Adjustments*	As Adjusted*	2003

Net Sales	$894,834		$894,834	$757,880
Cost of Sales	257,087	(14,404) (a)	242,683	214,408
Gross Profit	637,747	14,404	652,151	543,472

S, G, & A	326,765		326,765	269,061
R & D	64,102	(26,020) (b)	38,082	30,558
Operating Income	246,880	40,424	287,304	243,853

Other Income (Expense), Net	(484)	-	(484)	6,690
Income Before Taxes
And Minority Interest	246,396	40,424	286,820	250,543
Income Taxes	94,764	5,003 (c)	99,767	87,229
Income Before
Minority Interest	151,632	35,421	187,053	163,314
Minority Interest	-	-	-	4,144
Net Income	151,632	35,421	187,053	159,170

Earnings per Share
Basic	.60		.74	.62
Diluted	.59		.73	.62

Basic Shares Outstanding	253,403		253,403	256,325
Diluted Shares Outstanding	255,586		255,586	257,904

U.S. sales	$605,310			$516,797
Foreign sales	289,524			241,083

Reconstructive sales	$ 583,867			$ 485,522
Fixation sales	123,041			122,428
Spinal product sales	38,979			76,946
Other product sales	36,204			72,984

(a)   Current period impact of inventory step-up related to the acquisition of the interest of Merck KGaA in the Biomet Merck joint venture and Interpore International, Inc.
(b)   In-process research and development written off as of the closing date related to the acquisition of Interpore International, Inc.
(c)  Tax effect of item (a) above.

*Adjusted results, which are non-GAAP financial measures, exclude acquisition costs, including inventory step-up and write off of in-process research and development.  We have included these adjusted measures to provide management and investors with a better understanding of our results, because expenses related to these acquisitions in the current quarter and the remainder of fiscal year 2005 are not indicative of our future operating results.

Consolidated Balance Sheets	November 30, 2004	May 31, 2004
Assets
Cash and Investments	$ 174,305	$ 235,612
Accounts and notes receivable, net	476,574	465,949
Inventories	446,711	389,391
Other current assets	115,421	91,256
Fixed Assets, net	298,797	268,826
Goodwill	439,335	266,860
Other Assets	106,598	69,803
Total Assets	$2,057,741	$1,787,697

Liabilities and Stockholders' Equity
Current Liabilities	$ 545,502	$ 313,402
Other Liabilities	34,982	26,085
Stockholders' Equity	1,477,257	1,448,210
Total Liabilities and Stockholders' Equity	$2,057,741	$1,787,697

The above balance sheet includes the preliminary purchase price allocation in connection with the Interpore acquisition.  The Company believes that changes, if any, when the purchase price allocation is finalized, will not be material.

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